UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2010

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The Company announced that it expects this year’s fourth quarter results to show revenue growth over the comparable period in 2009, with revenues in the range of $188 million to $194 million and earnings per diluted share of $0.33 to $0.38 based on approximately 19.8 million weighted average number of shares outstanding and an effective tax rate of 40 percent.

For full year 2010, the Company has narrowed its revenue guidance to $760 million to $766 million, which represents an organic growth rate of between 14 percent to 15 percent. The Company reaffirms its expectations for EBITDA1 margin in the range of 9 percent to 10 percent and has narrowed its range of earnings per diluted share to $1.35 to $1.40, based on approximately 19.7 million weighted average number of shares outstanding and an effective tax rate of 39.2 percent.

Looking ahead to 2011, and based on current backlog and the Company’s existing portfolio of business, preliminary indications for full year 2011 are revenues of $830 million to $865 million, and EBITDA margin of between 9 percent and 10 percent.

[1]

EBITDA is a non-GAAP measurement, which adds depreciation and amortization to operating income to derive EBITDA. We provide EBITDA information because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA does not purport to be an alternative to operating income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table at the bottom of the statement of earnings in our press release dated November 4, 2010 that reconciles GAAP operating income to EBITDA and adjusted EBITDA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: November 5, 2010	By:	/s/ Ronald P. Vargo
Ronald P. Vargo
Executive Vice President and Chief Financial Officer